JOHN HANCOCK FUNDS

AMENDMENT TO CLASS R2 SERVICE PLAN

            AMENDMENT  made as of the 26th day of June, 2013 to the Class R2 Service Plan dated December 6, 2011, by and among John Hancock Funds, LLC, a Delaware limited liability company (the “Distributor”), and the business trusts listed on Schedule A to the Class R2 Service Plan (each, a “Trust”).  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.                  CHANGE  IN SCHEDULE A

Schedule A of the Class R2 Service Plan (the “Service Plan”) is hereby amended, in accordance with Article IX of the Service Plan, to add the following series and fee schedule:

Trust/Series	Fee*
John Hancock Global Conservative Absolute Return Fund	0.25%
*Expressed as a Percentage of Average Daily Net Assets of Class R2 shares

2.                  EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.         DEFINED TERMS

            Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Service Plan.

4.         OTHER TERMS OF THE AGREEMENT

            Except as specifically amended hereby, all the terms and conditions of the Service Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

GARS99M12v2

            IN WITNESS WHEREOF, each Trust has executed this Amendment effective as of the date first mentioned above.

EACH TRUST LISTED ON SCHEDULE A ATTACHED HERETO

On behalf of each series of the Trusts, as applicable

By:  /s/ Hugh McHaffie

        Hugh McHaffie

        President

JOHN HANCOCK FUNDS, LLC

By:  /s/ Andrew G. Arnott

        Name: Andrew G. Arnott

        Title: President and Chief Executive Officer